Exhibit 10.2.18

AMENDMENT NUMBER ONE TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Amendment Number One to Change in Control Severance Agreement (the “Amendment”) between Gogo LLC (the “Company”) and                      (the “Executive”) is dated as of November 30, 2017.

WHEREAS, Company and the Executive have heretofore entered into a Change in Control Severance Agreement dated as of                      (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Agreement to include terms on the vesting of performance based Awards in the event of a Qualifying Termination.

NOW, THEREFORE, the Agreement is hereby amended as follows, effective as of November 30, 2017:

1.	Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(b)Award Acceleration. If Executive’s employment is terminated as a result of a Qualifying Termination, then (i) the vesting of each Award that vests based on continued service, and the exercisability of each such Award that is a stock option, shall be automatically accelerated in full as of the Date of Termination and (ii) each Award that vests based on performance shall remain outstanding through the normal performance vesting date thereof (or, in the case of each such Award that is a stock option, until the 90th day following such normal performance vesting date) and shall vest and/or be forfeited based on the satisfaction of the applicable performance goals to the same extent as if the undersigned’s services to the Company had not ended (provided that, to the extent any such Award is subject to both performance and service-based vesting, the service-based vesting shall be automatically accelerated in full as of the Date of Termination). The Award shall continue to be exercisable in accordance with the Executive’s Award Agreement, and, with respect to Awards other than stock options and restricted stock awards, will be settled upon vesting to the extent such accelerated settlement is permitted by Section 409A of the Code or, if not so permitted, on the scheduled settlement date in accordance with the Executive’s Award Agreement, including in each case without any limitation any provisions that provide that in connection with a Change in Control, an Award may be surrendered and cancelled in exchange for a cash payment.”

2.	The Section 16 definition of “Award is deleted in its entirety and replaced with the following:

“Award” means any options or other equity incentives awarded to the Executive under the Aircell Holdings Inc. Stock Option Plan, The 2013 Gogo Equity Incentive Plan, The 2016 Gogo Equity Incentive Plan or any other plan implemented by the Company (each a “Plan” and collectively the “Plans”).”

3.	The Section 16 definition of “Award Agreement” is deleted in its entirety and replaced with the following:

““Award Agreement” means the written agreement between the Company and the Executive evidencing an Award under a Plan.”

4.	The Section 16 “Change in Control” definition is amended by deleting subparagraph

“(i)” and replacing with the following new subparagraph: “(i) the acquisition by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding equity interests in the Company or the combined voting power of the Company’s then outstanding voting securities, excluding acquisitions by the Thorne Affiliates, as defined in the Stockholders’ Agreement; or”.

5.	Except as amended by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Executive has executed this instrument as of this 4th day of April, 2018.

Gogo LLC:

By:
Marguerite M. Elias

Executive: